VARIABLE INSURANCE FUNDS

Amended Designation of Series

The undersigned, being all of the Trustees of Variable Insurance Funds (the "Trust"), a Massachusetts business trust, acting pursuant to Section 5.11 of the Declaration of Trust dated July 20, 1994, as amended and restated (the "Declaration of Trust"), hereby redesignates the shares of beneficial interest of three series of shares of the Trust as follows:

FIRST: The series of shares of the Trust previously established and designated as the BB&T Growth and Income Fund shall be redesignated as the BB&T Large Cap Value Fund without in any way changing the rights or privileges of the Fund or its shareholders.

SECOND: The series of shares of the Trust previously established and designated as the BB&T Capital Manager Aggressive Growth Fund shall be redesignated as the BB&T Capital Manager Equity Fund without in any way changing the rights and privileges of the Fund or its shareholders.

THIRD: The series of shares of the Trust previously established and designated as the BB&T Capital Appreciation Fund shall be redesignated as the BB&T Mid Cap Growth Fund without any way changing the rights and privileges of the Fund or its shareholders.

IN WITNESS WHEREOF, the undersigned have executed this instrument effective the ______ day of ____________, 2004.

____________________________________	____________________________________
Walter B. Grimm, as Trustee	Michael Van Buskirk, as Trustee

____________________________________ James H. Woodward, as Trustee	____________________________________ Maury Stark, as Trustee